                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Health Management Systems, Inc.:

We consent to incorporation by reference in the registration forms S-3 (File Nos. 33-91518 and 333-06769), and forms S-8 (File Nos. 33-65560, 33-76770,
33-95326, 33-76638 and 33-33706) of Health Management Systems, Inc. of our report dated November 21, 1997 relating to the consolidated balance sheets of Health Management Systems, Inc. and subsidiaries as of October 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended October 31, 1997, and related schedule, which report appears herein.


/s/ KPMG Peat Marwick LLP

Short Hills, New Jersey
January 21, 1998